EXHIBIT 99.2

NEWS RELEASE

For Immediate Release

News Release No.: 04-15

Release Date: December 6, 2004

Associated Estates Realty Corporation Announces Redemption

Of Class A Preferred Shares

Cleveland, Ohio - December 6, 2004 - Associated Estates Realty Corporation announced today its intention to redeem all outstanding shares of its 9.75% Class A Preferred Shares on or about January 6, 2005, subject to completion of a new offering of Class B Preferred Shares. The 9.75% Class A Preferred Shares, aggregating $56.3 million, will be redeemed at a redemption price of $250.00 per share (equivalent to $25.00 per depositary share) plus an amount equal to accrued and unpaid dividends after December 15, 2004 up to and including the redemption date. After the redemption date, the Class A Preferred Shares will no longer be outstanding, and holders of the 9.75% Class A Preferred Shares will have only the right to receive payment of the redemption price in exchange for their Class A certificates.

The Company intends to redeem all of the 9.75% Class A Preferred Shares from proceeds of a $58 million offering of Class B Series II Cumulative Redeemable Preferred Shares. The net effect of the issuance of the Class B Preferred Shares and the redemption of the Class A Preferred Shares will be a negative impact to net income applicable to common shares and funds from operations ("FFO") per share of approximately $0.01 in the fourth quarter of 2004.

In connection with the issuance of the 9.75% Class A Preferred Shares in July 1995, the Company incurred $2.2 million in issuance costs and recorded such costs as a reduction to shareholders' equity. In accordance with generally accepted accounting principles, the Company will reflect the $2.2 million one-time charge related to the redemption as a reduction of earnings in arriving at both net income available to common shareholders and FFO for the first quarter of 2005.

The Company said the annual interest savings from the redemption transaction would positively impact both net income per common share and FFO per share by approximately $0.02 in 2005.

Including the redemption costs, net income applicable to common shares and FFO per share will be negatively impacted by approximately $0.09 in 2005.

This news release contains forward-looking statements based on current judgments and current knowledge of management, which are subject to certain risks, trends and uncertainties that could cause actual results to vary from those projected, including but not limited to, preliminary expectations regarding the Company's fourth quarter 2004 and year 2005 financial performance, which are based on certain assumptions as noted in this news release. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements. These forward-looking statements are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words "expects," "projects," "believes," "plans," "anticipates," and similar expressions are intended to identify forward looking statements. Investors are cautioned that the Company's forward-looking statements involve risks and uncertainty.

Associated Estates Realty Corporation, one of the largest multifamily property owners in the United States, is a real estate investment trust ("REIT"), headquartered in Richmond Heights, Ohio, a suburb of Cleveland. The Company directly or indirectly owns, manages, or is a joint venture partner in 107 multifamily properties containing a total of 23,457 units located in 12 states.

For more information, please contact: Barbara E. Hasenstab, Vice President of Investor Relations and Corporate Communications, by telephone at 216-797-8798 or e-mail at IR@aecrealty.com. This press release and other corporate information are available through the Company's web site on the Internet at www.aecrealty.com. AEC's web site is linked to Sharebuilder, an online service that allows investments in shares of AEC common stock directly on a recurring basis. For more information, access the Investor Relations "News" section of www.aecrealty.com.